EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements on Form S-8 (Nos. 333-148333, 333-160602 and 333-175100) and on Form S-3 (Nos. 333-146596, 333-158320, 333-163779, and 333-167049) of Northern Oil and Gas, Inc. our report dated March 4, 2011, with respect to the balance sheet of Northern Oil and Gas, Inc., as of December 31, 2010, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in this Form 10-K of Northern Oil and Gas, Inc.

/s/Mantyla McReynolds LLC

Mantyla McReynolds
Salt Lake City, Utah
February 29, 2012